EXHIBIT 23.5


            CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement of Form F-3 (Registration Statement dated July 13, 2001) of our report dated June 6, 2000 (except for notes 1, 25 and 26 for which the date is October 17, 2000) on the consolidated financial statements of Golden Ocean Group Limited as of and for the year ended December 31, 1999, which report was included in the Form 6-K filed by Frontline Ltd. on October 26, 2000. We consent to the inclusion in this Registration Statement of our report dated March 26, 1999 (except for notes 28 and 29 for which the date is October 17, 2000) on our audit of the consolidated financial statements of Golden Ocean Group Limited as of and for the years ended December 31, 1998 and 1997, which appear in this Registration Statement. We consent to the inclusion in this Registration Statement of our report dated February 22, 2001 on an audit of the consolidted financial statements of Golden Ocean Group Limited as of and for the period from October 10 to December 31, 2000, which report was included in the Form 20-F filed by Frontline Ltd. on June 13, 2001. We also consent to the references to us under the heading "Experts" in the Registration Statement.



Moore Stephens
Chartered Accountants
St. Paul's House
Warwick Lane
London, England
July 13, 2001

















02089018.AB2